Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Fidelity National Financial, Inc. for the registration of 6,754,567 shares of its common stock and to the incorporation by reference therein of our reports dated February 27, 2023, with respect to the consolidated financial statements of Fidelity National Financial, Inc., and the effectiveness of internal control over financial reporting of Fidelity National Financial, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Jacksonville, Florida
May 5, 2023